Exhibit (c)(2)

 Project Key West  November 24, 2025  Discussion Materials

 Disclaimer  This presentation has been prepared by Moelis & Company LLC (“Moelis”) solely for the information and assistance of the Special Committee of the Board of Directors of the company codenamed “Key West” (the “Company”) in considering the matters referred to in these materials. This presentation is confidential and may not be disclosed (in whole or in part) or utilized for other purposes without the express prior written consent of Moelis.   This presentation has been prepared based on information provided by the Company and/or from third party sources. Moelis assumed such information is complete and accurate in all material respects. Moelis has not independently verified such information (or assumed responsibility for the independent verification of such information). To the extent this presentation includes projections, forecasts or other forward-looking statements, Moelis has assumed that such information was reasonably prepared based on the best currently available estimates and judgments of the Company and/or other parties as to the future performance of the Company and/or such other parties. Moelis expresses no views as to the reasonableness of any such projections, forecasts or other forward-looking statements or the assumptions on which they are based. Moelis has not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company or any other party. Moelis’ participation in any due diligence review is solely for purposes of supporting its advice and analysis.   This presentation is based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and Moelis assumes no obligation to update this presentation or correct any information herein. No company or transaction used in this presentation is identical to the Company or any potential transaction. The analyses set forth in this presentation do not purport to be appraisals and such analyses do not reflect Moelis’ views of the prices at which businesses or securities actually may be sold. Because the analyses described in these materials (including the information used in such analyses) are inherently subject to uncertainty, Moelis does not assume responsibility if future results are materially different from those forecast.   This presentation was designed for use by certain persons familiar with the business of the Company. This presentation is not intended to provide the sole basis for any decision on any transaction or strategic alternative and is not a recommendation with respect to any transaction or strategic alternative. This presentation does not address the Company’s underlying business decision to engage in any transaction or strategic alternative or the relative merits of any transaction or strategic alternative as compared to any alternative business strategies or transactions that might be available to the Company. Nothing contained in this presentation should be construed as legal, regulatory, tax or accounting advice.   Moelis and its affiliates are engaged globally in a wide range of investment banking and other activities for their own account and otherwise. Moelis and its affiliates may have advised, may seek to advise and may in the future advise in companies referred to in this presentation. Personnel of Moelis or such affiliates may make statements or provide advice that is contrary to information included in this presentation. The proprietary interests of Moelis or its affiliates may conflict with your interests. In addition, Moelis and its affiliates and their personnel may from time to time have positions in or effect transactions in securities referred to in this material (or derivatives of such securities), or serve as a director of companies referred to in this presentation.  1

Summary of Diligence to Date

Moelis has received and begun evaluating the following key diligence items from Management

Information Requested	Received Information / Materials	Outstanding Items
Detailed Internal Five-Year Plan	• ***Received Company projection model as of June 2024 for purposes of sharing with credit rating agencies; included projections for FY2024E – FY2027E*** • ***Received 2025E budget, as of January 2025*** • Received equity research models from three banks	• Follow-up call to discuss model drivers and assumptions scheduled for 11/24/2025 • To further diligence basis of presentation, level of detail and process for updates • To receive further detail on results pro forma for pending Toll Brothers acquisition
Segment-Level Financial Detail	• ***Received breakout of financials for Multifamily, Europe, US Debt Platform, US Funds, Hawaii, US CIG, Corporate and Brokerage Groups for 2023, 2024 and YTD 2025*** • ***Additionally received breakdown of stabilized properties, loan investments, lease-up, development and residential and other assets underpinning quarterly supplemental filings***	• Requesting additional detail at the subsegment level (e.g., US Multifamily vs. US office) • Seeking further detail on builds to stabilized NOI for certain developments • Requesting historical breakdown of Comp / G&A (direct and indirect) allocated to the investment management platform
Management Reporting Packages and KPIs	• Received internal management reporting packs for November 2023, November 2024 and August 2025 • Received Board of Director presentations and related materials for Q1 2024 – Q3 2025	–
Breakdown of Investors and LPs for Investment Management	• Provided fee-bearing capital information with detail on investments by investor, region, fee % and other key metrics • Performance fee schedule on a cash basis is unavailable	• Requesting detail on acquired AUM associated with the pending Toll Brothers acquisition
Identified Potential Acquisition Opportunities	• Provided overview of acquisitions and dispositions under contract / investments planned for sale as of 11/12/2025 across the major business segments	–

Bold italics indicate materials to be discussed further with management

Moelis

Source: Company-provided materials

Confidential | 2

 3  Management has shared the following information for reference on the financial outlook of the Company  Summary of Financial Information  Overview  Commentary  Management Projections  Management 2025 Budget  Management budget for the upcoming fiscal year  As of January 2025  Budget is prepared in normal course  2026 budget is expected to be provided for the upcoming January board meeting  Latest version of this forecast was as of January 2025  Management Credit Rating Model  Long-term Management forecast created for credit agencies  As of June 25, 2024  Budget is prepared in normal course  Consolidated 3-year projections prepared for credit rating agencies  Latest version of this forecast was as of June 2024  New version for 2025 was in process but never finalized  Wall Street Analyst Financial Models  Bank #1  Detailed equity research model  As of August 7, 2025  Projections through 2029E  Detailed segment builds that align with Management’s public reporting  Recently withdrew coverage of Key West  Bank #2  Detailed equity research model  As of February 24, 2025  Projections through 2026E  Detailed segment builds with limited visibility into comparability with Management  Projections are not a multi-year forecast (3-5 years)  Financials not updated for post Q4 2024  Key focus on FFO  Bank #3  Detailed equity research model  As of November 5, 2025  Projections through 2026E  Detailed NOI by subsegment (Multi-Family, Commercial) and build for investment management fees / EBITDA  Projections are not a multi-year forecast (3-5 years)  Projections do not provide key financial metrics / P&L line items  Key focus on NAV  Source: Key West Management; Wall Street Equity Research

Equity Research Analyst and Prior Financial Projections

Comparison of key line items in Management and Equity Research Analysts financial projections

($ in millions)

Revenue[1]

Bank #2 revenue projections include impacts from unconsolidated investments


$531
$524 $558 $504 $922 NA
NA $597 $508 $958 NA
NA $627 $540 NA NA
NA NA $568 NA NA
NA NA $597 NA NA
2024A
2025E
2026E
2027E
2028E
2029E
YoY Revenue Growth %
(1%) 5% (5%) 74% NA
NA 7% 1% 4% NA
NA 5% 6% NA NA
NA NA 5% NA NA
NA NA 5% NA NA

Adj. EBITDA

Adj. EBITDA as reported by Key West includes gains on sale, fair value adjustments and other; Key West reported Baseline EBITDA[2] of ~$407mm for 2024A
Management Credit Rating Model reflects Consolidated EBITDA as reported for credit rating agencies; excludes realized acquisition gains per Management


$540
NA $657 $435 $503 NA
NA $518 $377 $489 NA
NA $549 $377 NA NA
NA NA $381 NA NA
NA NA $394 NA NA
2024A
2025E
2026E
2027E
2028E
2029E
Adj. EBITDA Margin %
NA NM 86% 55% NA
NA 87% 74% 51% NA
NA 88% 70% NA NA
NA NA 67% NA NA
NA NA 66% NA NA

Actual | Management 2025 Budget | Management Credit Rating Model | Bank #1 | Bank #2 | Bank #3

Source: Key West Management Financial Projections; Company Financials; Wall Street Analyst Research
Note: Where data was available, projections shown on a like-for-like basis
1. Includes services fees (typically noted as other income part of corporate)
2. Baseline EBITDA reflects net (loss) income, less total income from unconsolidated investments, gain (loss) on sale of real estate, net, other income (loss) and non-controlling interest, plus share-based compensation, carried interest compensation, depreciation and amortization, interest expense, gain (loss) on early extinguishment of debt, benefit from (provision for) income taxes, NOI from unconsolidated investments (at Key West's share) and fees eliminated in consolidation

Moelis

Confidential | 4

 5  Rental and Hotel NOI  Investment Management Fees  Comparison of key line items in Management and Equity Research Analysts financial projections  Actual  Management   2025 Budget  ($ in millions)  Equity Research Analyst and Prior Financial Projections (Cont’d)  Management Credit Rating Model  Bank #1  Bank #2  YoY Hotel and Rental NOI Growth %  Bank #3  YoY Investment Management Fees Growth %  Source: Key West Management Financial Projections; Company Financials; Wall Street Analyst Research  Note: Where data was available, projections shown on a like-for-like basis  (5%)  9%  (6%)  98%  95%  NA  5%  3%  1%  6%  NA  2%  7%  NA  NA  NA  NA  7%  NA  NA  NA  NA  6%  NA  NA  20%  1%  11%  13%  35%  NA  19%  (5%)  8%  8%  NA  16%  5%  NA  NA  NA  NA  5%  NA  NA  NA  NA  5%  NA  NA  NA  Bank #2, Bank #3 NOI projections include impacts from unconsolidated investments  Key West est. share of annual NOI was ~$434mm as of Q3 2025 and ~$467mm as of FY2024, including unconsolidated investments

 As provided in Key West’s Q3 2025 Earnings Results and Supplemental Information  6  Source: Key West Q3 2025 Company Filings  Note: Figures not adjusted for subsequent events  Based on weighted average ownership figures held by Key West  Includes 11,035 affordable units the Company owns through its Vintage Housing Holdings Platform  Includes $352.5mm of Europe bonds, which were repaid after 9/30/2025  Does not include cash used for repayment of Europe bonds and initial deposit for Toll Brothers Apartment Living, net of incremental revolver draw, after 9/30/2025; includes $127.7mm of restricted cash   Reflects 137.904mm basic shares outstanding as of 11/04/2025 and 1.894mm restricted stock units as of 12/31/2024  Key West Components of Value Summary  3  4  5  ($ in millions)

 Appendix  7

Equity Research Analyst Perspectives on Key West

Analysts have an average share price target of $10.00, which represents a ~5% premium to Key West's current share price and ~2% discount to the proposal price – as well as a discount to estimated NAV / share

Estimates ($ Per Share) After Proposal Announcement



Share Price as of 11/20/2025: $9.55
Avg. PT: $10.00
Price Target
NAV / Share Estimate
Prior PT[3]

Report Date	Share Price Target & 2025E NAV / Sh ($)	Analyst	Method	Metrics
6 November	Price Target: $9.00; NAV / Share Estimate: $13.60	Deutsche Bank (Hold)	Dividend Discount Model	2.5% terminal growth and 9.36% cost of equity[1]
			Net Asset Value	$13.60 spot NAV / sh $13.60 2025E NAV / sh
5 November	Price Target: $11.00; Prior PT: $13.00; NAV / Share Estimate: $14.75	J.P.Morgan (Hold)	Net Asset Value	$14.65 spot NAV / sh $14.75 2025E NAV / sh
4 November	NA; Prior PT: $7.70	BofA SECURITIES NA	NA[2]	NA

Street Perspectives

"We generally believe that the company is **moving in the right direction to growing a fee business that can fully support the cost structure** at the firm. The company has a ~$5.0bn runway in committed fee bearing capital to deploy. Combined with other commitments … we see a strong runway for the investment management business to continue to grow."

— Deutsche Bank 11/06/25

"We think compensation can only be addressed by KW addressing **whether its future is as a real estate operating company or as an alternatives asset manager**. Until this major strategy decision is made, it feels like investors may take a wait and see approach … in such a scenario, the option of selling and going private in order to close the valuation gap makes sense."

— Deutsche Bank 11/05/25

"At the offer price of $10.25, the implied cap rate we calculate on the income-producing real estate assets would be 7.2%. **With much of the portfolio skewed to residential, this cap rate seems a bit high / cheap.**"

— J.P.Morgan 11/05/25

"Given the premium to where the stock has been trading but discount to our NAV / share estimate, **we find the offer at $10.25 to be both opportunistic and good for shareholders** … it has been challenged in finding a natural shareholder base that would pay up for its more diversified and leveraged (typically in the 60% range vs. 30% for REITs) business model."

— J.P.Morgan 11/05/25

Moelis

Source: Equity research, S&P Capital IQ Market Data as of 11/20/2025
1. Methodology discussed in 02/24/2025 Initiation Report, at which time Deutsche Bank's price target was also $9.00 / sh
2. Bank of America moved to "No Rating" as of 11/04/2025 following proposal letter; prior rating of "Underperform"
3. Reflects price targets prior to 11/04/2025, or date of receipt of the proposal letter and before release of Q3 2025 earnings results

Confidential | 8

As provided in Key West’s Q3 2025 Earnings Results and Supplemental Information  9  Key West Income-Producing Portfolio by Segment  1  2  Source: Key West Q3 2025 Company Filings  Includes Fee-Bearing Capital related to lease-up, development and non-income producing assets  Weighted average ownership figures based on the Company’s share of NOI and are presented on a pre-carried interest basis  ($ in millions)